Exhibit 99.01

REACHLOCAL ANNOUNCES ITS INTENT TO CREATE A NEW VENTURE FOR CLUBLOCAL

Company has Entered into a Letter of Intent that Includes a Go-Shop Period

(WOODLAND HILLS, CA) – December 3, 2013 - ReachLocal, Inc. (NASDAQ:RLOC), a leader in powering local online marketing and commerce solutions for small-to-medium sized businesses (SMBs), today announced that, following a strategic review, the company will maintain its focus on a business-to-business (B2B) product vision and distribution organization. Consistent with this vision, ReachLocal has decided to seek strategic alternatives for its consumer-facing ClubLocal business that is currently in beta in two markets. To that end, ReachLocal has entered into a non-binding letter of intent for the transfer of the ClubLocal business to a new venture, which includes a go-shop period running through December 24, 2013.

“While we are seeing continued consumer interest in ClubLocal, as a consumer and publisher play it is not consistent with our strategic focus on our core digital marketing and marketing automation business. As a result, we are seeking to optimize our investment in ClubLocal and have entered into a letter of intent to form a new venture for the business,” said David Carlick, Interim Chief Executive Officer. “We will, however, continue to develop our suite of B2B commerce products, including our ReachEdge marketing automation system, to help our clients close the loop with their customers.”

Pursuant to the letter of intent, the ClubLocal operations would be contributed to a new entity in exchange for a minority equity interest. The other equity owners of the new entity would include a strategic investor with deep roots in the consumer space and a group of financial and operating investors including Zorik Gordon, a founder and former Chief Executive Officer of ReachLocal, and Michael Kline, an officer who, as previously announced, will be leaving ReachLocal at the end of 2013. The letter of intent includes a go-shop period running through December 24, 2013 during which ReachLocal can solicit and entertain other proposals related to the ClubLocal business. Interested parties should contact Jason Whitt, Senior Vice President of Corporate and Business Development, who can be reached at corpdev@reachlocal.com.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements. These statements are based on the current expectations or beliefs of management of ReachLocal and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to (1) the uncertainty of the consummation of a transaction relating to the ClubLocal business, (2) changes in economic, business, competitive, technological and/or regulatory factors, (3) difficulties launching new products, such as delays or achieving desired functionality and integration with our existing technology, (4) failure to compete successfully in a highly competitive and rapidly changing marketplace, (5) failure to retain key employees, and (6) other factors affecting the business operation of ReachLocal. More detailed information about these and other factors that may affect current expectations may be found in filings by ReachLocal with the U.S. Securities and Exchange Commission. ReachLocal is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

About ReachLocal, Inc.

ReachLocal, Inc. (NASDAQ: RLOC) develops online marketing and commerce solutions that power local commerce for SMBs, from lead generation and lead conversion to booking and buying. Our global distribution network includes local Internet marketing consultants and service professionals, along with select third-party agencies and resellers throughout the United States, Canada, Australia, Austria, Brazil, Belgium, Czech Republic, Germany, Japan, the Netherlands, New Zealand, Poland, Russia, Singapore, Slovakia, and the United Kingdom. ReachLocal is headquartered in Woodland Hills, Calif. Subscribe to ReachLocal’s free newsletter to receive news, tips, and other online marketing insights.

Investor Relations: Alex Wellins The Blueshirt Group (415) 217-5861 alex@blueshirtgroup.com	Media Contact: Dana Harris Vice President, Corporate Communications ReachLocal, Inc. (818) 936-9904 dana.harris@reachlocal.com